Exhibit 10


BRIGGS
BUNTING &
DOUGHERTY, LLP
--------------------------------------------------------------------------------
Certified Public Accountants and Business Advisors



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated January 19, 2001, accompanying the December 31, 2000 financial statements of Kayne Anderson Rudnick Mutual Funds (comprising, respectively, the Large Cap Fund, the Small Cap Fund, the International Fund, the Intermediate Total Return Bond Fund, the California Intermediate Tax-Free Bond Fund, and the Growth and Opportunity Fund) which are incorporated by reference in Part B of the Post-Effective Amendment to the Fund's Registration Statement and Prospectus on Form N-1A. We consent to the use of the aforementioned report in the Registration Statement and Prospectus.



                                         /s/ BRIGGS, BUNTING & DOUGHERTY, LLP



PHILADELPHIA, PENNSYLVANIA
APRIL 30, 2001